          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                              INVESTMENT AGREEMENT


         THIS INVESTMENT AGREEMENT is made as of August 6, 1998 (this "Agreement"), by and among (i) VISION SCIENCES, INC., a Delaware Corporation ("VSI"), (ii) 3DV SYSTEMS LTD., a company organized under the laws of the State of Israel ("3DV"), and (iii) RDC RAFAEL DEVELOPMENT CORPORATION LTD., a company organized under the laws of the State of Israel ("RDC"). 3DV, VSI and RDC are each referred to in this Agreement as a "Party" and collectively as the "Parties."

         Recitals:

                  A. The Parties desire to enter into a joint venture relationship, on the terms and conditions described herein, to allow each party to participate in the other party's growth and to engage in activities for the mutual benefit and reward of each party;

                  B. 3DV wishes to sell and VSI wishes to purchase an interest in 3DV's business, through the acquisition of certain shares of 3DV, together with the right to purchase additional shares of 3DV, on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows.


1.       Definitions.

         "3DV" has the meaning set forth in the preamble above.

         "Affiliate" means with respect to a Person, any other Person controlling, controlled by, or under common control with such Person, and "control" shall mean the ownership of a majority of the equity of such Person or the ability to appoint or elect a majority of the governing board or to appoint the management of such Person.

         "Approved Assigns" has the meaning set forth in the License and Manufacturing Agreement.

         "Acquired Shares" means 354.167 duly authorized, issued and outstanding new ordinary shares, par value NIS 0.01 per share, of the share capital of 3DV, entitled to such rights, terms and privileges as set forth in the Memorandum and Articles of Association of 3DV, and represent twenty-five percent (25%) of all the issued and outstanding shares of the fully diluted share capital of 3DV.

         "Closing" has the meaning set forth in Section 2.4 below.

         "Closing Date" has the meaning set forth in Section 2.4 below.

          "Copyrights" has the meaning set forth in the definition of Intellectual Property below.

         "Disclosure Schedule" means the disclosure schedule accompanying this Agreement and initialed by the Parties, which shall be arranged in schedules corresponding to the numbered section and paragraph references contained in this Agreement.

         "Employee" means a person employed by 3DV.

         "Employee Pension Benefit Plan" means and includes where applicable any plan or arrangement, including any agreement, whether arising by statute or otherwise under or pursuant to which 3DV has or could have any liability, payment or obligation to any employee or consultant of 3DV or to any person or group of persons performing services to 3DV or on its behalf.

         "Environmental Requirements" shall mean all Israeli statutes, regulations and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted on or prior to and in effect on the Closing Date.

          "Exercise Notice" has the meaning set forth in Section 3.1(b) below.

          "Financial Statements" has the meaning set forth in Section 4.5 below.

         "GAAP" means Israeli generally accepted accounting principles as in effect from time to time, consistently applied.

          "Indemnitee" has the meaning set forth in Section 8.3 below.

         "Indemnitor" has the meaning set forth in Section 8.3 below.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

         "Intellectual Property" means any and all rights of 3DV or its Affiliates, anywhere in the world, with respect to patents, trade secrets, copyrights, mask work rights and other proprietary rights, regardless whether such rights exist as of the Closing Date or the Second Closing Date, including, without limitation (i) any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications, owned by or licensed to 3DV or in which 3DV has any right, title or interest (the foregoing in this clause (i) hereinafter referred to as "Patents"), (ii) any foreign or United States trademarks, service marks, trade dress, trade names, brand names, corporate names, logos, service marks, and all registrations and applications for registration thereof of 3DV (the foregoing in this clause (ii) hereinafter referred to as "Trademarks"), and (iii) any foreign or United States copyright registrations and applications for registration thereof of 3DV (the foregoing in this clause (iii) hereinafter referred to as "Copyrights"), and (iv) any source code, object code, documentation, modifications, upgrades, enhancements, and interfaces owned by 3DV or that 3DV has the right to use, sell or distribute subject to the terms of such rights.

         "Knowledge" of any Person means, the actual knowledge of any of the executive officers of such Person.

         "License and Manufacturing Agreement" means that certain License and Manufacturing Agreement, dated as of the date hereof, between VSI and 3DV.

          "Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest.

         "Loss" means any and all loss, cost, damage, judgment, claim, liability, and expense (including reasonable attorneys' fees and disbursements), but specifically excluding indirect, consequential or other special damages, except that, in the case of an VSI Indemnifiable Claim, "Loss" shall include any provable diminution in the value of the Acquired Shares, the value of, represented by the purchase price for, such Acquired Shares as a result of a breach of any of the representations and warranties made by 3DV in Section 5 of this Agreement.

         "Material Adverse Effect" means a material adverse effect on the assets, financial condition or results of operations of 3DV.

          "Notice of Claim" has the meaning set forth in Section 8.3 below.

         "Option Period" means the period [**].

         "Party" and "Parties" have the meanings set forth in the preface above.

         "Patents" has the meaning set forth in the definition of Intellectual Property above.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a government entity (or any department, agency or political subdivision thereof).

         "Put/Call Right" has the meaning set forth in Section 3.1, below.

         "RDC Shares" means shares of the capital stock of 3DV other than the Acquired Shares, representing 850,000 duly authorized, issued and outstanding ordinary shares, par value NIS 0.01 per share, of the share capital of 3DV, entitled to such rights, terms and privileges as set forth in the Memorandum and Articles of Association of 3DV, and represent ing, after giving effect to the issuance of the Acquired Shares as contemplated hereunder, sixty-percent (60%) of all the issued and outstanding shares of the fully diluted share capital of 3DV. After the Closing, the Acquired Shares and the RDC Shares shall represent all of the issued and outstanding voting shares of 3DV.

         "Right of First Refusal" has the meaning set forth in Section 3.3, below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Tax" means any foreign, federal, state, or local income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding, including any interest, penalty, or addition thereto, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8.3 below.

         "Trademarks" has the meaning set forth in the definition of Intellectual Property above.

         "VSI" has the meaning set forth in the preface above.

          "VSI Shares" means 500,000 duly issued, fully paid and non-assessable shares of the common stock of VSI, par value $0.01 per share.

2. Purchase and Sale of 3DV Shares.

         2.1 Purchase and Sale of 3DV Shares. On the terms and subject to the conditions set forth in this Agreement, VSI subscribes for and agrees to purchase and accept from 3DV, and 3DV agrees to issue, sell and deliver the Acquired Shares to VSI, free and clear of all liens, claims and encumbrances and other rights of third parties whatsoever.

         2.2 Purchase Price for Acquired Shares. The purchase price payable by VSI to 3DV for the Acquired Shares acquired hereunder shall be US$3,000,000 (the "Purchase Price"), payable in lawful currency of the United States on the Closing Date by VSI in the manner provided in Section 2.5 below.

         2.3 Issuance of VSI Shares. In consideration of the other rights and benefits granted under Section 3. VSI shall issue and deliver the VSI Shares to RDC, free and clear of all liens, claims and encumbrances and other rights of third parties whatsoever. The certificates issued to RDC shall bear the legend described in Section 5.21 below. RDC agrees that it shall not sell, assign, transfer or otherwise dispose of the VSI Shares until the first anniversary of the Closing Date, except with the prior written consent of VSI, which shall not be unreasonably withheld, and except that RDC shall be entitled to assign its rights in and to VSI Shares to employees of 3DV who agree to hold any VSI Shares according to such restriction.

         2.4 The Closing. The closing of the transactions contemplated by this
Article 2 (the "Closing") shall take place at the offices of Arnold & Porter, 399 Park Avenue, New York, NY 10022, commencing at 10:00 a.m. New York City time on the later of August 17, 1998 or the date that the conditions to closing described in Section 2.5 have been satisfied, or alternatively at such other time and place as the parties may mutually agree. Either party may terminate this Agreement if the Closing shall not have occurred on or before September 10, 1998 other than as a result of such party's breach of this Agreement.

         2.5 Conditions to Closing. The obligation of VSI to consummate the transactions contemplated by this Agreement are subject to the delivery to and acceptance by VSI of the disclosure schedules (the "Disclosure Schedules") to this Agreement, including without limitation the Disclosure Schedules referred to in Section 5 of this Agreement, which 3DV shall deliver to VSI on or before August 13, 1998 or as soon as practicable thereafter. VSI shall have five (5) days following receipt to accept or reject such Disclosure Schedules based on the matters disclosed thereon. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the following additional conditions: (a) the representations and warranties of the other party set forth in Section 5 or 6 shall be true and correct in all material respects on and as of the closing date as though made on the closing date, (b) each of the other parties shall have complied with the obligations of such other party under this Agreement, (c) the receipt by such party of all deliveries to be made to such party pursuant to Section 2.6, and (d) all governmental consents and approvals necessary to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.

         2.6      Deliveries at the Closing.

         At the Closing

                  (a) 3DV shall deliver or cause to be delivered to VSI, a duly issued and executed stock certificate, representing the Acquired Shares being acquired by VSI hereunder;

                  (b) VSI shall deliver or cause to be delivered to 3DV the Purchase Price by payment of an amount equal to the Purchase Price (less $500,000 previously received by 3DV as an advance and which will be credited to the payment of the Purchase Price hereunder), in cash and in lawful currency of the United States by a wire transfer of immediately available funds to an account designated by 3DV on Exhibit hereto;

                  (c) VSI shall deliver to RDC a duly issued and executed stock certificate, representing the VSI Shares granted to RDC, as set forth below;

                  (d) VSI and 3DV shall execute and deliver the License and Manufacturing Agreement;

                  (e) 3DV and RDC shall deliver to VSI an opinion of legal counsel for 3DV and RDC, which is reasonably customary for transactions of the type contemplated by this Agreement; and

                  (f) VSI shall deliver to 3DV an opinion of legal counsel for VSI, which is reasonably customary for transactions of the type contemplated by this Agreement.

3.       Purchase and Sale of RDC Shares.

         3.1 Put/Call Right. (a) At any time during the Option Period, VSI shall have the right to acquire from RDC, and RDC shall have the right to sell to VSI, the RDC Shares on the terms and conditions described herein. The purchase price for the RDC Shares shall be equal to 60% of the fair market value of the business of 3DV (determined on a going concern basis, but the License and Manufacturing Agreement and the Agreement between AOC and 3DV shall be valued fairly to 3DV for this purpose) and determined by consent between the Boards of Directors of VSI, on the one hand, and RDC, on the other hand, to be fair from a financial point of view to their respective companies; provided that in no event shall RDC be

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


required to sell the RDC Shares based on a valuation of 3DV less than (US) [**]. In the event that the parties shall be unable to reach a consensus on the valuation of 3DV, the matter shall be submitted to an internationally recognized investment bank operating in Israel for determination of the fair market value of the business of 3DV by such investment bank. The purchase price payable for the purchase and sale of the shares shall be paid in cash, or, in the event that the average daily closing price of the common stock of VSI on NASDAQ over the 20 trading day period preceding the closing date shall be at least [**] per share, and, at the election of VSI, a portion of the purchase price (as shall be agreed between VSI and the Shareholders) shall be paid in common stock of VSI with a value (based on the average 45 day prior trading value of such common stock) equal to such portion of the purchase price.
 If RDC requests, VSI will acquire shares of capital stock of 3DV held by employees of 3DV on the same terms and conditions that VSI shall acquire the RDC Shares. VSI's right to require RDC to sell the RDC Shares and RDC's right to require VSI to purchase the RDC Shares is referred to herein as the "Put/Call Right."

                  (b) The Put/Call Right may be exercised by either VSI or RDC at any time during the Option Period , by delivering a written notice (an "Exercise Notice") of such Party's desire to exercise the Put/Call Right and initiate the procedures described on Schedule 3.1.

         3.2 Purchase Price for RDC Shares. The purchase price for the RDC Shares (the "Put/Call Price") determined pursuant to Section 3.1 shall be payable by VSI to RDC (or its assigns) in lawful currency of the United States on the Second Closing Date in the manner provided in Section 3.4 below.

         3.3 The Second Closing. The closing of the transactions contemplated by this Article 3 (the "Second Closing") shall take place subject to the satisfaction of the conditions to closing set forth in Section 3.5 below and the compliance with the other terms of this Agreement, at the offices of Arnold & Porter, 399 Park Avenue, New York, NY 10022, commencing at 10:00 a.m. New York City time on the next business day following the later of thirty days after (1) the delivery by either party of the Exercise Notice, or (2) three (3) business days following the satisfaction of the conditions to the obligations of RDC or VSI; provided that either Party shall have the right to terminate this Agreement if the conditions to such Party's obligations set forth in Section 3.5 below have not been satisfied on or before 120 days following the delivery of the Exercise Notice.

         3.4      Deliveries at the Second Closing.

         At the Second Closing

                  (a) RDC shall deliver or cause to be delivered to VSI, a duly issued and executed stock certificate, representing and evidencing the RDC Shares being acquired by VSI hereunder, together with a stock power duly executed in blank and otherwise in a form required and sufficient to convey good record and beneficial title to the RDC Shares to VSI (or its assigns), free and clear of any liens, claims, encumbrances or rights of third parties of any description whatsoever; and

                  (b) VSI shall deliver or cause to be delivered to RDC (for the benefit of the Shareholders) the Put/Call Price by payment of an amount equal to the Put/Call Price in cash and in lawful currency of the United States by a wire transfer of immediately available funds to an account designated by RDC(for the benefit of the Shareholders) at a bank located in Israel or the United States and, if applicable in the form of VSI shares as provided in Section 3.1.

         3.5 Conditions to Second Closing. (a) Conditions to VSI's Obligations. The obligation of VSI to purchase the RDC shares following the exercise of the Put/Call Right shall be subject to the satisfaction on or before the Second Closing Date of the following conditions (each of which may be waived by VSI in its sole discretion):

                  (i) the representations and warranties of RDC and 3DV set forth in Section 5 below, as supplemented by written Disclosure Schedules delivered to VSI at least ten (10) days prior to the Second Closing Date, shall be true and correct in all respects, on and as of the Second Closing Date, as though made on and as of the Second Closing Date;

                  (ii) each of RDC and 3DV shall have performed in all material respects the covenants and agreements required to be performed by RDC or 3DV, as the case may be (provided that VSI shall have promptly notified 3DV of any breach or alleged breach of this Agreement by 3DV of which VSI becomes aware);

                  (iii) any consent, approval, license or other authorization from any governmen tal or administrative authority under any applicable law shall have been obtained and be in full force and effect on and as of the Second Closing Date;

                  (iv) except for any of the foregoing events or conditions which were known to 3DV and disclosed prior to and taken into account in the determination of the Put/Call Price, there shall not have occurred or be pending or threatened any material adverse event or condition which has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition, prospects or results of operations of 3DV since the date of this Agreement, and no claim, legal proceeding, action or investigation shall be pending or threatened which challenges the validity of, or would interfere with, any of the transactions contemplated hereby or under the License and Manufacturing Agreement;

                  (v) the License and Manufacturing Agreement shall be in full force and effect and 3DV shall not have defaulted in any material respect in the performance of any of its obligations to VSI thereunder (provided that VSI shall have promptly notified 3DV of any breach or alleged breach of this Agreement by 3DV of which VSI becomes aware); and

                  (vi) VSI shall have received an opinion of legal counsel to 3DV and RDC, which is reasonably customary in transactions of this type, to the effect that the RDC Shares are duly authorized, issued and outstanding ordinary shares of 3DV, representing 75% of the issued and outstanding share capital of 3DV, and that the transaction undertaken at the Second Closing shall be sufficient to convey good record and beneficial title to the RDC Shares to VSI, free and clear of any liens, claims, encumbrances or rights of third parties of any description whatsoever.

                  (b) Conditions to RDC's Obligations. The obligation of RDC to sell the RDC shares following the exercise of the Put/Call Right shall be subject to the satisfaction on or before the Second Closing Date of the following conditions (each of which may be waived by RDC in its sole discretion):

                  (i) if and to the extent that the Put/Call Price is to be paid by VSI in part in the form of VSI shares of common stock, then the representations and warranties of VSI set forth in Section 6 below shall be true and correct in all respects, on and as of the Second Closing Date, as though made on and as of the Second Closing Date;

                  (ii) VSI shall have performed in all material respects the covenants and agreements required to be performed by VSI;

                  (iii) any consent, approval, license or other authorization from any governmen tal or administrative authority under any applicable law shall have been obtained and be in full force and effect on and as of the Second Closing Date;

                  (iv) if and to the extent that the Put/Call Price is to be paid by VSI in part in the form of VSI shares of common stock, except for any of the foregoing events or conditions which were known and disclosed prior to and reflected in the market price of the VSI shares, then there shall not have occurred or be pending or threatened any material adverse event or condition which could reasonably be expected to have a material adverse effect on the business, assets, financial condition, prospects or results of operations of VSI, and no claim, legal proceeding, action or investigation shall be pending or threatened which challenges the validity of, or would interfere with, any of the transactions contemplated hereby;

                  (v) the License and Manufacturing Agreement shall be in full force and effect and VSI shall not have defaulted in any material respect in the performance of any of its obligations to 3DV thereunder (provided that 3DV shall have promptly notified VSI of any breach or alleged breach of this Agreement by VSI of which 3DV becomes aware); and

                  (vi) if and to the extent that the Put/Call Price is to be paid by VSI in part in the form of VSI shares of common stock, then RDC shall have received an opinion of legal counsel to VSI, in form and substance reasonably satisfactory to RDC, to the effect that such VSI shares are duly authorized, issued and outstanding common shares of VSI, and that the transaction undertaken at the Second Closing shall be sufficient to convey good record and beneficial title to such VSI Shares to RDC, free and clear of any liens, claims, encumbrances or rights of third parties of any description whatsoever.

                  (c) Best Efforts to Satisfy Conditions. Each of VSI, 3DV and RDC shall at all times prior to the expiration of the Option Period use its best efforts to ensure that each of the conditions to its obligations have been and will be duly and validly satisfied on the Second Closing.

         3.6 No Competing Transactions. Each of 3DV and RDC agree that prior to the expiration of the Option Period it will not enter into any agreements, understanding, arrangement or negotiations with any third party, or otherwise subject any of the business or assets of 3DV to any claims or rights of third parties, that are inconsistent with or otherwise conflicts with the rights of VSI under this Section 3. Without limiting the generality of the foregoing, RDC agrees until the expiration of the Option Period not to transfer, assign, convey, pledge or otherwise dispose of any of the RDC Shares or any right or interest in or to the RDC Shares, including any beneficial right or interest in or to the RDC Shares or any proceeds thereof.

 4.      Additional Post-Closing Covenants.

         4.1 Right Of First Refusal. If the Put/Call Right shall not be exercised, then for a period of six months following the expiration of the Option Period, VSI shall have a right of first refusal with respect to (i) any proposed sale of shares of 3DV by RDC, (ii) any proposed sale or other issuance of 3DV shares by 3DV, or (iii) any proposed debt or equity financing by 3DV (a "Right of First Refusal").

         4.2      Budgets and Capital Support.

                  (a) On or before December 31, 1998, VSI and 3DV shall work together in good faith to prepare and agree upon a detailed budget for 3DV for 3DV's fiscal year ending December 31, 1999 (the "1999 Budget"). VSI agrees that upon approval of the 1999 Budget by the Board of Directors of each of VSI and 3DV, VSI shall advance or otherwise secure any funds as and when needed to finance any shortfall in the working capital requirements of 3DV as set forth in the 1999 Budget (the "1999 Advanced Funds").

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                  (b) On or before December 1999, VSI and 3DV shall work together in good faith to prepare and agree upon on a detailed budget for 3DV for 3DV's fiscal year ending December 31, 2000 (the "2000 Budget"). VSI agrees that upon approval of the 2000 Budget by the Board of Directors of each of VSI and 3DV, VSI shall advance or otherwise secure any funds as and when needed to finance any shortfall in the working capital requirements of 3DV as set forth in the 2000 Budget for any period covered by the 2000 Budget that relates to the period prior to November 15, 2000 (the "2000 Advanced Funds").

                  (c) In the event that the parties do not agree in a timely fashion on the 1999 Budget or the 2000 Budget, then 115% of the budget or operating statement for the immediately preceding fiscal year shall be the effective operating budget for purposes of determining VSI's finance obligations with respect to working capital shortfalls.

         4.3      Issuance of Capital Notes.

         (a) Against the 1999 Advanced Funds and the 2000 Advanced Funds 3DV shall issue to VSI non-interest bearing, redeemable capital notes (the "Capital Notes") which shall be convertible into ordinary shares of 3DV if the Put/Call Rights are not exercised by either 3DV or VSI. If the Put/Call Right is not exercised, the conversion price of the Capital Notes shall be based upon the valuation of the first purchase of 3DV shares for an aggregate consideration of at least [**] by any third party investor unaffiliated with any of the parties in a bona fide, arms'-length transaction subsequent to the date of the expiration of the Option Period.

         4.4      Appointments to 3DV Board of Directors.

         (a) From and after the Closing Date, and so long as VSI owns at least seventy-five percent (75%) of the Acquired Shares, each of RDC and VSI shall vote its RDC Shares and its Acquired Shares, respectively, and any other voting securities of 3DV over which VSI or 3DV have voting control, and shall each take all other reasonably necessary or desirable actions within each of its control (whether in its capacity as a shareholder or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and 3DV shall take all reasonably necessary and desirable actions within its control (including without limitation calling special board and shareholder meetings), so that:

                  (i) the authorized number of directors on the Board of Directors shall consist of no more than 5 members, and no action shall be taken which might cause any increase or decrease in the size of the Board of Directors until the expiration of the Put/Call Right; and

                  (ii) Mr. Lewis C. Pell and Mr. Katsumi Oneda shall be elected as members of the Board of Directors of 3DV, or such other two persons as may be designated by VSI.

         4.5      Shareholder Approval.

         (a) Until the expiration of the Put/Call Right and the Right of First Refusal, and so long as VSI owns at least seventy-five percent (75%) of the Acquired Shares, all actions with respect to the following matters shall not be taken by or on behalf of 3DV unless approved by holders of voting securities of 3DV representing at least of 80% of the outstanding voting shares of 3DV:

         (i) the declaration or payment of any dividend or distribution in respect of the securities of 3DV;

         (ii) any amendment to the Memorandum and Articles of Association of 3DV;

         (iii) any merger or consolidation of 3DV, any sale of all or substantially all or of any material portion of 3DV's assets or properties of 3DV or the acquisition by 3DV of any other material business or the acquisition of material assets outside the ordinary course of business of 3DV;

         (iv) any fundamental change in the scope or nature of the business of 3DV;

         (v) the commencement of any initial public offering of 3DV's securities;

         (vi) any incurrence of indebtedness (including the issuance of any guaranties), or the creation or imposition of any liens, mortgages or encumbrances upon any assets or properties of 3DV securing indebtedness or providing guaranties for or pledging 3DV's assets as collateral for indebtedness of unaffiliated third parties;

         (vii) any transaction, contract or commitment involving an Affiliate or a shareholder of 3DV (other than subsidiaries of 3DV);

         (viii) the commencement of any bankruptcy or insolvency proceeding, liquidation or voluntary reorganization, or the taking of any corporate action in furtherance thereof;

         (ix) the issuance of any shares of capital stock or securities of 3DV; or

         (x) any agreement or commitment to do any of the foregoing, or any material amendment to, modification of or addition to any agreement or action previously approved pursuant to this subsection.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

          4.6 Observer Rights. Until the expiration of the Put/Call Rights and the Right of First Refusal, VSI shall allow 3DV to designate a representative to attend and observe all meetings of the board of directors of VSI.

         4.7 Put/Call Price Adjustment Rights. In the event that VSI shall acquire the shares of 3DV from the Shareholders pursuant to the Put/Call Right and in the event that within a period of twelve months after the Second Closing VSI shall sell substantially all the shares of 3DV or the assets of 3DV (whether by merger or otherwise) to a third party for an aggregate price per share (or equivalent price in the event of an asset sale) equal to more than [**] of the Put/Call Price, then VSI shall pay to the Shareholders an amount equal to 10% of such excess amount paid to such third party above the Put/Call Price.

 5. Representations and Warranties of 3DV. 3DV, represents and warrants to VSI as follows, except as such representations or warranties are qualified by matters identified on the Disclosure Schedules to this Agreement:

         5.1 Organization; Capitalization. (a) 3DV is a corporation duly organized and validly existing under the laws of the State of Israel. 3DV is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where conducts business. 3DV has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 5.1 of the Disclosure Schedule sets forth for 3DV the number of shares of authorized share capital of each class of its share capital, the number of issued and outstanding shares of each class of its capital stock, the number of shares of its share capital held in treasury, and the names of its duly elected directors and officers. True and correct copies of the memorandum of association and articles of association, or any other similar organizational and constituting documents of 3DV, as amended, have been delivered to VSI and will be delivered to VSI at the Closing and the Second Closing.

                  (b) All of the issued and outstanding shares of share capital of 3DV have been duly authorized and are validly issued, fully paid and nonassessable. The Acquired Shares to be issued and sold by 3DV to VSI hereunder have been duly authorized and, when issued and delivered to VSI against payment therefor as provided by this Agreement, will be validly issued, fully paid and nonassessable.

                  (c) Except as set forth in Schedule 5.1(c) of the Disclosure Schedule or this Agreement there are no outstanding or authorized options, warrants, put rights, call rights, purchase rights, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock rights or other rights (contingent or other) that could require 3DV to sell, transfer or otherwise dispose of any share capital of 3DV, and there are no outstanding commitments of 3DV to issue any shares, warrants, options or other such rights that may cause to become outstanding any of its own share capital or to distribute any evidences of indebtedness or assets to holders of any class of its share capital. 3DV has no contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as contemplated by this Agreement). Except as contemplated by this Agreement, the issuance, sale and delivery of the Acquired Shares issuable under this Agreement are not subject to any preemptive rights of stockholders of 3DV or to any right of first refusal or other similar right in favor of any person. Except as contemplated by this Agreement, neither 3DV or RDC with respect to the shares of 3DV is a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to its capital stock, other than any of the foregoing that are pursuant to agreements or understandings to be cancelled on or before the Closing, and 3DV is not a party to any agreement, arrangement or understanding relating to or providing for registration rights with respect to its share capital.

         5.2 Authorization of Transaction. 3DV has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the execution and delivery of the License and Manufacturing Agreement and the issuance and delivery of the Acquired Shares. The execution, delivery and performance by 3DV of this Agreement and the License and Manufacturing Agreement, and the consummation by 3DV of the transactions contemplated hereby and thereby, have been duly authorized by 3DV and no other corporate action on the part of 3DV is necessary to authorize the execution and delivery by 3DV of this Agreement and the License and Manufacturing Agreement and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the License and Manufacturing Agreement have been duly executed and delivered by 3DV and constitute the valid and legally binding obligations of 3DV, enforceable against 3DV in accordance with their respective terms and conditions.

         5.3 No Conflict. Neither the execution and the delivery of this Agreement, the issuance and delivery of the Acquired Shares, the execution of the License and Manufacturing Agreement, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which 3DV is subject or any provision of the charter or bylaws (or similar governing documents) of 3DV or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, to which 3DV is a party or by which it is bound or to which its assets are subject, which could reasonably be expected to have a Material Adverse Effect. 3DV is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for 3DV to consummate the transactions contemplated by this Agreement, except as contemplated by this Agreement or set forth in Schedule 5.3 of the Disclosure Schedule.

         5.4 Brokers' Fees. 3DV has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         5.5 Financial Statements. (a) For purposes of this Agreement, the term "Financial Statements" shall mean: (i) the audited consolidated balance sheet as of December 31, 1997 (the "1997 Audited Balance Sheet") and the related audited consolidated statements of income, shareholder's equity and cash flows of 3DV, together with the notes thereto and report thereon of independent public accountants, with respect to such accountants' review thereof; and (ii) the unaudited consolidated balance sheets of 3DV as of June 30, 1998 recent interim date (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, shareholders' equity and cash flows of 3DV for the 6 month period then ended, together with the notes thereto. Exhibit A sets forth true and complete copies of the Financial Statements.

         (a) The Financial Statements present fairly the financial condition and results of operations of 3DV as of their respective dates and for the periods covered thereby, in conformity with GAAP applied on a consistent basis throughout such periods.

         (b) The books of account of 3DV are and, during the periods covered by the Financial Statements were, and are, correct and complete in all material respects, fairly and accurately reflect, reflected or will reflect the consolidated income, expenses, assets and liabilities of 3DV taken as a whole, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

         5.6 Absence of Certain Developments. Except as otherwise contemplated by this Agreement and except as reflected on the 1997 Balance Sheet, since the date of the 1997 Balance Sheet, there has not been any material adverse change in the properties, financial condition, or results of operations of 3DV. Without limiting the generality of the foregoing and except as otherwise reflected on the 1997 Balance Sheet, since the date of the 1997 Balance Sheet, 3DV has not:

                  (a) borrowed any amount or incurred or guaranteed or otherwise become obligated to pay any material liabilities (including performance bonds), except liabilities (other than indebtedness for borrowed money) incurred in the under contracts entered into in the ordinary course of business;

                  (b) mortgaged, pledged or subjected to any Lien any material portion of its assets;

                  (c) sold, assigned, leased, transferred or disposed of or abandoned any material portion of its properties or assets, including licenses or sale of products embodying the Intellectual Property except in the ordinary course of business;

                  (d) suffered any theft, damage, destruction or casualty loss to any of its owned or leased properties or assets in excess of $100,000, whether or not covered by insurance;

                  (e) made any material capital expenditures or commitments therefor;

                  (f) declared, paid or made or set aside for payment or distribution of any kind in respect of its capital stock of other securities, or directly or indirectly retired, redeemed, purchased or otherwise acquired any shares of capital stock of 3DV.

                  (g) issued, authorized or proposed the issuance of, reclassified, or sold any shares of capital stock of any of 3DV, or securities convertible into or exchangeable for, or rights, warrants or options to acquire any such shares or other convertible securities or acquire any capital stock or other securities or interests of any Person, or otherwise made a loan or advance to or investment in any Person;

                  (h) made any material change in employment terms for any of the key employees or officers or directors of 3DV; or

                           (i)      committed to do any of the foregoing.

         5.7 Undisclosed Liabilities. 3DV has no material liability (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities set forth on the Interim Balance Sheet (including any liabilities identified in the notes thereto), (ii) liabilities under executory agreements, contracts, leases, licenses and other arrangements listed in the Disclosure Schedule, (iii) liabilities set forth in Schedule 5.7 of the Disclosure Schedule, and (iv) liabilities that would not have a Material Adverse Effect.

         5.8 Legal Compliance. (a) 3DV is in substantial compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of Israeli government (and all agencies thereof). Since inception of 3DV, 3DV has not received any written communication from any governmental authority that alleges that 3DV is not in substantial compliance with any such foreign, federal, state or local laws, rules or regulations.

         (b) (i) No payments or inducements were made or given, directly or indirectly, to any governmental officials in the jurisdictions in which 3DV conducts its business, by 3DV or by any of its officers, directors, employees or agents in connection with any opportunity, agreement, license, permit, certificate, consent, order, approval, waiver or other authorization relating to the business of 3DV, except for such payments or inducements as were lawful under the written laws, rules and regulations of such jurisdictions.

                  (ii) Neither 3DV, nor any director, officer, agent, employee or other person associated with or acting on behalf of 3DV, (A) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of 3DV.

         (c) 3DV has all governmental licenses and permits or other authorizations necessary to conduct its business as conducted on and prior to the date of this Agreement and such licenses, permits and other authorizations are in full force and effect, and no violation exists or has been recorded in respect of any such licenses, permits or other authorizations, no proceeding is pending seeking revocation or limitation of any such licenses, permits or other authorizations.

         5.9 Tax Matters. 3DV has filed all Tax Returns required to be filed by it, and has paid all Taxes due and payable by it as and to the extent reflected on such Tax Returns.

         (b) Except as disclosed in Schedule 5.9 of the Disclosure Schedule, all Taxes due and payable on or prior to the Closing Date in respect of all periods prior to the Closing Date have been paid or accrued for on the books and records of 3DV, except for any such Taxes that are either (i) being contested or challenged in good faith or (ii) not in excess of the reserve for tax liabilities reflected on the books and records of 3DV as adjusted through the Closing Date in accordance and consistent with past custom and practices of 3DV.

         10       Real Property.

         (a)  3DV does not own any real property.

         (b) Schedule 5.10(b) of the Disclosure Schedule sets forth all real property leased or subleased and used (excluding premises of customers) by 3DV. 3DV has made available to VSI a true and correct copy of the leases and subleases set forth in Schedule 5.10(b) of the Disclosure Schedule. Each lease and sublease set forth in Schedule 5.10(b) of the Disclosure Schedule is valid, binding, enforceable against 3DV and, to the Knowledge of 3DV, against the other party thereto, and is in full force and effect in all material respects. With respect to each such lease or sublease set forth in Schedule 5.10(b) of the Disclosure Schedule, 3DV has exclusive possession of the leased or subleased premises and 3DV has complied in all material respects with the terms of such lease or sublease and is not in default or arrears with respect to the payment of any rent or other amounts due under any such lease or sublease, and 3DV has not received any current notice of default under any such lease or sublease.

         5.11     Intellectual Property.

         (a) 3DV owns or otherwise has the right to use all Intellectual Property that is used in and necessary for the operation and conduct of the business of 3DV as currently conducted and as to be conducted based on the commitments of 3DV as of the date hereof free and clear of all Liens and as of the Closing Date and have the right to sell and distribute all Intellectual Property owned by 3DV and sold or distributed by 3DV as part of 3DV's Imaging products.

         (b) Schedule 5.11 of the Disclosure Schedule sets forth a list of all Patents, Trademarks and Copyrights owned by 3DV or in which 3DV has any right to use.

         (c) None of the Intellectual Property is subject to any action, suit, proceeding, order, hearing or claim that is pending, or to the Knowledge of 3DV, threatened, which challenges the validity, disposition or use or ownership by 3DV of the Intellectual Property.

         (d) 3DV has not received any written notice from any Person or given any written notice to any Person alleging that any other Person is infringing upon or otherwise violating the rights of 3DV in and to the Intellectual Property. To the Knowledge of 3DV, no Person is infringing upon or otherwise violating the rights of 3DV in and to the Intellectual Property.

         (e) 3DV has not received any written notice from any Person alleging that the use of the Intellectual Property by 3DV infringes upon or otherwise violates the proprietary rights of such Person or any other Person. To the Knowledge of 3DV, the use and disposition of the Intellectual Property in the conduct of the business of 3DV does not infringe upon or otherwise violate the proprietary rights of any other Person.

         (f) Except for the License Agreement and as set forth in Schedule 5.11 of the Disclosure Schedule, 3DV is not a party to or bound by and, upon consummation of the transactions contemplated by this Agreement, 3DV will be a party to or bound by, any license or other agreement requiring the payment of any royalty (excluding third party software generally commercially available).

         (g) 3DV maintains and enforces a policy requiring its technical personnel and officers to execute and deliver to 3DV a confidentiality agreement on substantially the terms set forth in Schedule 5.11 of the Disclosure Schedule. 3DV has taken such steps as are reasonable under the circumstances and consistent with industry practices to preserve the legal protection for 3DV's trade secret rights in the commercial Imaging products sold or distributed by 3DV.

         5.12     Contracts.

         (a) Schedule 5.12 of the Disclosure Schedule sets forth a complete list of all material contracts, agreements or understanding involving any amount greater than $50,000 (including any agreement providing for the performance of any service by, for or on behalf of 3DV), and including, without limitation, any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation.

         (b) 3DV has made available to VSI a true and correct copy of each written agreement set forth in Schedule 5.12 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable against 3DV; (B) neither 3DV, nor to the Knowledge of 3DV, the other party thereto, is in a breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, permit termination, modification or acceleration, or require indemnification, under the agreement which could reasonably be expected to have a Material Adverse Effect; and (C) 3DV has not repudiated any provision of the agreement.

         5.13 Insurance. Schedule 5.13 of the Disclosure Schedule sets forth each insurance policy issued by a third party maintained by or for the benefit of 3DV. All such insurance policies are in full force and effect, and 3DV is not in material default with respect to its obligations under any of such insurance policies.

         5.14 Litigation. Schedule 5.14 of the Disclosure Schedule sets forth each instance in which any of 3DV (i) is subject to any outstanding judicial injunction, judgment, order, decree or ruling in connection with which legal process has been duly served upon any of 3DV or of which 3DV has Knowledge, or
(ii) is a party or, to the Knowledge of 3DV, is threatened to be made a party, to any action, suit, proceeding, or hearing of, in or before any court or administrative agency of any jurisdiction or before any arbitrator.

         5.15 Employees. (a) (i) 3DV is not a party to nor is it bound by any collective bargaining agreement, nor has it experienced any strike, slowdown, stoppage, lockout or material dispute, grievance, or claim of unfair labor practices or other collective bargaining dispute within the past three years;
(ii) to the Knowledge of 3DV, there are no current union organizing activities among 3DV's employees; and (iii) 3DV has not received notice of the intent of any government agency responsible for the enforcement of labor or employment laws to conduct an investigation nor, to the Knowledge of 3DV, is any such investigation in progress. As of the date of this Agreement, 3DV believes that 3DV's employee relations are satisfactory. Schedule 5.15 sets forth a complete list of all persons (including their personal holding companies) employed by 3DV or performing consulting services on a regular basis for or on behalf of 3DV or otherwise receiving any form of compensation from or on behalf of 3DV.

         5.16 Employee Benefits. (a) Schedule 5.16 of the Disclosure Schedule sets forth all of the current Employee Benefit Plans and all other employee benefit, fringe benefit plans and programs maintained or contributed to by 3DV with respect to current or former employees of 3DV (collectively, the "Plans"). 3DV has provided or made available to VSI a copy of each of the Plans, including all amendments thereto.

         5.17 Environmental Matters. (a) 3DV is in compliance with all applicable environmental Requirements (which compliance includes, but is not limited to, the possession by 3DV of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect. To the Knowledge of 3DV, 3DV has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, alleging that 3DV is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

         (b) There is no Environmental Claim pending or threatened against 3DV or, to the Knowledge of 3DV, against any person or entity whose liability for any Environmental Claim any of 3DV has or may have retained or assumed either contractually or by operation of law which would have a Material Adverse Effect.

         5.18 Tangible Assets. 3DV has good and sufficient title to, or the right to use and commercially exploit, all of its material tangible assets, free and clear of any Lien (other than a Permitted Lien).

         5.19 Investments. 3DV does not own, directly or indirectly, any capital stock of, or other equity or partnership interest in, any other Person.

         5.20 Disclosure. The written information provided to VSI in connection with the transactions contemplated by this Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated in order to make the information or statements contained or referenced therein not misleading.

         5.21 Acquisition of VSI Shares for Investment. (a) The VSI Shares being acquired by RDC pursuant to Section 2.3 above are being acquired for investment only and not with a view to any public distribution thereof, and RDC shall not offer to sell or otherwise dispose of such shares in violation of any of the registration requirements of the Securities Act or any comparable state or foreign laws.

         (b) Each share certificate representing (i) the VSI Shares or (ii) any other securities issued in respect of the VSI Shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of United States counsel to VSI) shall be stamped or otherwise imprinted with a legend substantially in the following form:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN NO

         EVENT MAY THESE SECURITIES BE TRANSFERRED PRIOR TO AUGUST 6,
         1999."

6. Representations and Warranties of VSI. VSI represents and warrants to 3DV and RDC as follows:

         6.1 Organization. VSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         6.2 Authorization of Transaction. VSI has full power and authority to execute and deliver this Agreement and the License and Manufacturing Agreement, and to issue and deliver the VSI shares, and to perform its obligations hereunder and under the License and Manufacturing Agreement. This Agreement constitutes the valid and legally binding obligation of VSI enforceable against VSI in accordance with its terms and conditions.

         6.3 No Conflict. Neither the execution and the delivery of this Agreement or the License and Manufacturing Agreement, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which VSI is subject or any provision of its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which VSI is a party or by which it is bound or to which any of its assets is subject (including, without limitation, under any agreement, contract or instrument governing the obligations of the shareholders of VSI). VSI is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or any other Person in order for VSI to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not prevent or interfere with the ability of VSI to consummate the transactions contemplated by this Agreement.

         6.4 Brokers' Fees. Except as set forth in Schedule 5.4 of the Disclosure Schedule, VSI has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which 3DV or RDC could become liable or obligated.

         6.5 SEC Filed Documents. As of the date of this Agreement, VSI filings with the Securities and Exchange Commission ("SEC"), as amended and supplemented by each later filed report do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary to make the statements therein not misleading. VSI's current reports filed with the SEC comply in all material respects with the applicable requirements of the Exchange Act and the rules thereunder in effect as of the date of filing.

         6.6 Acquisition of 3DV Shares for Investment. (a) The 3DV shares being purchased by VSI pursuant to Section 2.1 above are being acquired for investment only and not with a view to any public distribution thereof, and VSI shall not offer to sell or otherwise dispose of such shares in violation of any of the registration requirements of the Securities Act or any comparable state or foreign laws. VSI has such knowledge, experience and sophistication in the industry of which 3DV is a part to enable it to evaluate the merits and risks and to assume such risks associated with an investment in 3DV Shares. Prior to the Closing Date VSI had full access to information and 3DV for the purpose of conducting a due diligence of the business of 3DV.

                  (b) Each share certificate representing (i) the 3DV Shares or
(ii) any other securities issued in respect of the 3DV shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of United States counsel to 3DV) shall be stamped or otherwise imprinted with a legend substantially in the following form:

                  "The securities represented by this certificate were originally issued on August ___, 1998, and have not been registered under the United States Securities Act of 1933, as amended, or under the securities laws of any other jurisdiction, nor has any action been taken under the laws of any other jurisdiction to permit the public distribution, sale, trading or listing of the securities evidenced by this certificate.

7. Representations and Warranties of RDC. Subject to the Disclosure Schedules, RDC represents and warrants to VSI as follows:

         7.1 Organization. RDC is a corporation duly organized, validly existing and in good standing under the laws of State of Israel. Schedule 7.1 sets forth the names of each of the shareholders of RDC.

         7.2 Authorization of Transaction RDC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RDC, enforceable against RDC in accordance with its terms and conditions.

         7.3 No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall
(i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which RDC is subject or any provision of its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which RDC is a party or by which it is bound or to which any of its assets is subject (including, without limitation, under any agreement, contract or instrument governing the obligations of the shareholders of RDC. RDC is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or any other Person in order for RDC to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not prevent or interfere with the ability of RDC to consummate the transactions contemplated by this Agreement.

         7.4 Warranties Regarding RDC Shares. RDC owns the RDC Shares free and clear of any and all Liens. Except as contemplated by this Agreement above, there are no outstanding or authorized options, warrants, put rights, call rights, purchase rights, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock rights or other rights (contingent or other) that could require RDC to sell, transfer or otherwise dispose of or encumber the RDC Shares or any other capital stock of 3DV owned or controlled by RDC. RDC has no contingent or other obligation to sell, lend, or otherwise dispose of any shares of 3DV capital stock or any interest therein (other than as contemplated by this Agreement). Except as contemplated by this Agreement, the sale and delivery of the RDC Shares pursuant to the Put/Call Right are not subject to any preemptive rights of any other Person or other stockholders of 3DV or RDC, or to any other right of first refusal or other similar right in favor of any Person. Except as contemplated by this Agreement, with respect to the RDC Shares, RDC is not a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to the capital stock of 3DV, other than any of the foregoing that are pursuant to agreements or understandings to be cancelled on or before the Closing.

         7.5 Brokers' Fees. RDC has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         7.6 3DV Representations. To the best knowledge of RDC, none of the representations and warranties of 3DV set forth in Section 5 hereof are untrue or incorrect in any material respect.

8.       Indemnification.

         8.1 3DV and RDC Indemnification of VSI. (a) On the terms and subject to the conditions of this Agreement, 3DV and RDC shall indemnify VSI against, and hold VSI harmless from, any and all Loss based upon, arising out of or resulting from (i) any breach by 3DV and RDC of any of the representations and warranties made by 3DV in Section 5 (in the case of 3DV) or RDC in Section 7 (in the case of RDC) above, or (ii) any breach by 3DV or RDC of any of the covenants and agreements of either of them contained in this Agreement. Any claim by VSI for indemnification under this Section 8.1 shall be hereinafter referred to as a "VSI Indemnifiable Claim." Notwithstanding the foregoing, VSI shall not be entitled to maintain any claim for indemnification under this Section 8.1 unless and until the aggregate amount of such

Claims exceeds $250,000, and neither 3DV nor RDC shall have any liability under this Section 8.1 for an amount in the aggregate greater than the Purchase Price plus the market value of the VSI Shares on the Closing Date.

         8.2 VSI Indemnification of 3DV. (a) On the terms and subject to the conditions of this Agreement, following the Closing, VSI shall indemnify 3DV against, and hold 3DV harmless from, any and all Loss based upon, arising out of or resulting from (i) any breach by VSI of any of the representations and warranties made by VSI in Section 6 above, or (ii) any breach by VSI of any of the covenants and agreements of VSI contained in this Agreement. Any claim by 3DV for indemnification under this Section 7.2 shall be hereinafter referred to as a "3DV Indemnifiable Claim."

 Notwithstanding the foregoing, 3DV shall not be entitled to maintain any claim for indemnification under this Section 8.2 unless and until the aggregate amount of such Claims exceeds $250,000, and VSI shall have no liability under this Section 8.3 for an amount in the aggregate greater than the Purchase Price.

         8.3 Indemnification Procedures. (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to liabilities or losses that are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Such notice shall be given promptly after the Indemnitee becomes aware of its own claim or that of a third party; provided that, the failure of any Indemnitee to give notice (other than in respect of a third party claim) shall not relieve the Indemnitor of its obligations under this Section 8 unless such failure continues beyond the time limits set out in Section 8.5 below which shall relieve the Indemnitor of its obligations under this Section 8. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder within thirty (30) calendar days of its receipt of a Notice of Claim or, if later, within thirty (30) calendar days after the Indemnitee shall have actually incurred or suffered a liability or loss which is the subject of such Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to paragraph (ii) below and provided that the Indemnitee has not otherwise actually incurred or suffered a liability or loss for which the Indemnitee was required to pay or otherwise post a bond, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

         (b) With respect to any third party claim (a "Third Party Claim") which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such Third Party Claim with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. The Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees reasonably available or otherwise to render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such Third Party Claim, or if injunctive relief is sought or issued (and not dismissed within 10 days) which would have a material adverse effect on the Indemnitee, the Indemnitee shall have the right to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof; provided that, it does so in good faith and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any good faith compromise or settlement thereof. Any compromise of asserted liability by the Indemnitor shall require the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld.

         8.4 Determination of Losses. In determining the amount of any loss, liability or expenses for which any Party is entitled to indemnification under this Section 8, the gross amount thereof will be reduced by the value of any correlative benefit or any other benefit, including, without limitation, any tax benefit or credit or insurance proceeds received or to be received by such.

         8.5 Limitation on Indemnifiable Claims. No VSI Indemnifiable Claim may be asserted or otherwise maintained by VSI against RDC or 3DV in respect of
Section 8.1(a)(i) above after either (a) twelve months following the Closing Date, or (b) in the event that the Second Closing occurs, twelve months following the Second Closing Date (unless in either case a Notice of Claim with respect to such Indemnifiable Claim has been made before such date), except that any VSI Indemnifiable Claims based on the breach of the representation and warranty of 3DV relating to the capitalization of 3DV may be made until the expiration of a period of five (5) years following the Closing Date. No 3DV Indemnifiable Claim may be asserted or otherwise maintained by 3DV or RDC against VSI in respect of Section 8.2(a)(i) above after either (a) twelve months following the Closing Date, or (b) in the event that the Second Closing occurs, twelve months following the Second Closing Date (unless in either case a Notice of Claim with respect to such Indemnifiable Claim has been made before such date).

         9.       Miscellaneous.

         9.1 Press Releases and Public Announcements. The fact and terms of this Agreement and the transactions proposed hereby are confidential and each Party shall maintain such confidentiality and, without the written consent of the other Parties hereto, which consent shall not be unreasonably withheld, shall not disclose the financial terms of this Agreement or the transactions proposed hereby, to any other Person, other than each Party's respective legal, financial and accounting advisors who have been advised of the terms of this confidentiality agreement. Notwithstanding the foregoing, any Party may make public disclosure of the fact of or terms of this Agreement to the extent it is required by applicable law (as established by an opinion of counsel delivered to the other Parties) and such disclo sure shall be limited to such information regarding this Agreement as is so required by applicable law. The Parties agree to cooperate and consult with each other as to the content of any such disclosure relating to this Agreement required by law as described in the preceding sentence.

         9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person (including, without limitation, employees of 3DV) other than the Parties and their respective successors and permitted assigns.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) and the License and Manufacturing Agreement constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties with respect to the subject matter hereof, written or oral, to the extent they related to the subject matter hereof, including, without limitation, the Letter of Intent dated May 9, 1998.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither 3DV, RDC nor VSI may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

         9.5 Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then seven business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to 3DV:                 3DV Systems Ltd.
                           Bldg. 7 Industrial Park
                           P.O. Box 249, Yokneam 20692
                           Israel
                           Attn:    Ori J. Braun, President
                                    Tel:    011-972-4-9599599
                                    Fax:    011-972-4-9590719
with a copy to:            Zellermayer, Pelossof Advocates
                           Europe House
                           37 Shaul Hamelech Blvd.
                           Tel Aviv 64928
                           Israel
                           Attention:  Michael Zellermayer
                           Facsimile:  011-972-3-695-2884
                            If to VSI:

                           Vision-Sciences, Inc.
                            40 Ramland Road South
                            Orangeburg, New York 10962
                            USA
                            Attn:   Katsumi Oneda
                            Tel:    914-365-0600
                            Fax:    914-365-0620

                            with a copy to:

                            Paul I. Rachlin, Esq.
                            Arnold & Porter
                            399 Park Avenue
                            New York, NY 10591
                            Facsimile:  (212) 715-1172

                            If to RDC:

                            RDC Development Corporation Ltd.
                            New Industrial Park
                            P.O.Box 258
                            Yokneam 20692
                            ISRAEL
                            Attention:  Ruben Krupik
                            Facsimile: 011-972-4-959-0720

                            With a copy to:

                           Zellermayer, Pelossof Advocates
                           Europe House
                           37 Shaul Hamelech Blvd.
                           Tel Aviv 64928
                           Israel
                           Attention:  Michael Zellermayer
                           Facsimile:  011-972-3-695-2884


Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given until the next business day after it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. For purposes of this Section 6.7, a business day shall be any day on which commercial banks are open in New York and Israel.

9.8 Governing Law; Procedural Matters. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel. For the adjudication of any disputes arising in connection with this Agreement, the parties hereby consent to the personal jurisdiction of and venue in any district court in of competent subject matter jurisdiction located in Tel Aviv, Israel, and the parties agree that such jurisdiction and venue shall be exclusive. The parties further consent to service of any process relating to this Agreement by registered or certified mail or by personal service. The parties hereby exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to be a waiver of any other default, misrepresentation or breach of warranty or covenant hereunder.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules of the Disclo sure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

                                     * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     VISION SCIENCES, INC.

                                     By:   /s/Katsumi Oneda, President
                                        -------------------------------


                                     3DV SYSTEMS LTD.

                                     By:   /s/Ori Brown, President
                                        -------------------------------


                                     RDC RAFAEL DEVELOPMENT
                                     CORPORATION LTD.

                                     By:   /s/Ruben Kripik, CEO
                                        -------------------------------